EXHIBIT 10.1

                                                                  TODD W. KINGMA
                                                           EVP & General Counsel
                                                          Direct: (269) 686-1941
                                                             Fax: (269) 673-1386

February 8, 2007

Prof. Ben-Zion Zilberfarb
Department of Economics
Bar-Ilan University
52900 Ramat-Gan, Israel

Dear Ben-Zion:

As you know, Mori Arkin designated you as a candidate for Perrigo's Board of Directors. He did so pursuant to a November 14, 2005 Nominating Agreement, as amended through September 10, 2005, (the "Agreement") between Perrigo Company and Mori. A copy of the Agreement, together with the amendments, is attached for your review.

Section 3 provides that Perrigo's obligation to nominate and recommend you as a Director is conditioned upon you executing and delivering to Perrigo a "written agreement to be bound by the terms of this Section 3." If you sign this letter, it will constitute the required agreement.

To that end, I would appreciate it if you would carefully read and review the Agreement, and Section 3 in particular, and acknowledge that you have read the Agreement and agree to be bound in all respects by the terms of Section 3(a) as if you were a party to the Agreement. If this is acceptable to you, you can provide that acknowledgement by signing and dating this letter on the space provided below and returning the signed and dated letter to me.

Obviously, I welcome you to contact me should you have any questions in this regard.

Sincerely,

/s/ Todd W. Kingma

Todd W. Kingma


Acknowledged and agreed:

/s/ Ben-Zion Zilberfarb
-------------------------
Name: Ben-Zion Zilberfarb
Date: February 8, 2007

515 Eastern Avenue
Allegan, Michigan 49010
(269) 673-8451